Exhibit 99.1

For Immediate Release	Contact:	Larry Tannenbaum
Chief Financial Officer
650-940-4700
IRIDEX Reports Record Fourth Quarter Financial Results
Fourth Quarter Revenue Grows 14% to $10.4 Million
Full Year 2005 Profit of $0.21 per Share Exceeds Guidance
MOUNTAIN VIEW, Calif., February 16, 2006 – IRIDEX Corporation (Nasdaq: IRIX) today reported record financial results for the fourth quarter ended December 31, 2005. Revenue grew 14% to $10.4 million from $9.1 million reported one year ago, and was at the high end of the range of guidance the Company provided on January 11, 2006. The Company generated net income of $381,000, or $0.05 per diluted share for the fourth quarter of 2005, compared with $202,000, or $0.03 per diluted share, a year ago. The Company’s tax rate used in calculating earnings for the fourth quarter 2005 increased to 53% which is significantly higher than prior quarters and included a change in estimates used in calculating the tax provision. The Company’s overall tax rate for 2005 was 28%.
Full year 2005 revenue increased 13% to $37.0 million from $32.8 million in 2004. Net income for 2005 was $1.7 million compared with a net loss of $402,000 for the full year 2004. Earnings per diluted share were $0.21 compared with a loss of $0.06 per diluted share in 2004. Net income for 2004 was impacted by a charge of approximately $1.2 million (or $0.09 per share tax effected) to establish a reserve for state sales taxes.
“Our record fourth quarter revenues and double-digit sales growth in both ophthalmology and dermatology throughout 2005 illustrate the growth opportunities that we have worldwide in our core businesses,” said Barry G. Caldwell, IRIDEX President and CEO. “We believe our improved financial results illustrate our ability to generate organic sales growth. Our recurring revenue, which include higher margin disposable products and service revenues, accounted for nearly 36% of our total 2005 revenue and increased 21% year-over-year.”
For the fourth quarter, domestic sales grew 9% to $6.3 million from $5.7 million in the fourth quarter of 2004. International sales increased 22% to $4.1 million from $3.4 million. For the full year 2005, domestic sales grew 14% to $22.7 million compared with 2004 while international sales were up 11% to $14.3 million compared with 2004. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact on sales growth.
Ophthalmology sales increased 17% to $8.9 million for the fourth quarter of 2005 from $7.6 million in the same period of 2004. For the year 2005 Ophthalmology sales increased 11% to $30.7 million from $27.8 million in 2004. Dermatology sales were $1.5 million in the fourth quarters of both 2005 and 2004. Full year 2005 dermatology sales increased 26% to $6.4 million compared with $5.1 million reported in 2004.

Gross margins improved to 48.7% in the fourth quarter compared with 48.1% during the fourth quarter of 2004. As expected and communicated in the Company’s third quarter earnings release, the gross margins in the fourth quarter were down sequentially from the atypically high gross margin reported in the third quarter of 2005, which benefited from sales of certain OEM ophthalmology products. For the full year, gross margins increased 370 basis points to 49.1% in 2005 from 45.4% in 2004.
Cash, cash equivalents and available-for-sale securities as of December 31, 2005 were $21.4 million, up $3.4 million or 19% when compared with the $18.0 million reported on January 1, 2005. Inventories declined to $8.6 million from $8.9 million at January 1, 2005, as quarterly inventory turns improved to 2.4 in the fourth quarter of 2005 from 2.2 in the fourth quarter of 2004. Quarterly days sales outstanding (DSOs) improved to 59 in the fourth quarter of 2005 from 70 at the end of the third quarter of 2005 and 69 in the fourth quarter of 2004. Accounts receivable were $6.6 million as of December 31, 2005.
“We are already seeing results from our focus on our core business fundamentals as evidenced by increased sales and profitability as well as enhancements in cash, inventory turns and DSO,” continued Mr. Caldwell. “Going forward, we believe our three-pronged growth strategy, which focuses on organic growth, new product introductions and strategic acquisitions, will allow us to achieve our goal of $100 million in annual revenues within four years. With our strong cash position and positive cash flow, we are well positioned to pursue the latter two components of our growth strategy. First, we plan to increase the pace that we bring new, innovative and needed products to the market. In addition, we are active in exploring strategic acquisition and other opportunities that meet our criteria. We feel confident that we are well positioned to achieve our long-term growth objectives and believe that we will continue to achieve strong double-digit internal growth throughout 2006,” concluded Mr. Caldwell.
Conference Call
IRIDEX management will conduct a conference call today, Thursday, February 16 at 2:00 p.m. Pacific Time. Interested parties may access the live conference call via telephone by dialing 800-901-5247 for domestic participants and 617-786-4501 for international participants. Both will need to use the Passcode 45192928. Interested parties may also visit the Company’s website at www.iridex.com. A telephone replay will be available beginning on approximately one hour after the call’s conclusion until February 24 by dialing 888-286-8010 for domestic participants or 617-801-6888 for international participants. Both will need to use the Passcode 70345273. In addition, an archived version of the webcast will be available beginning February 16, 2006 on the Company’s website at www.iridex.com.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company’s website at www.iridex.com.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth strategy and prospects, revenues, and gross margins, as well as plans for additional management resources and potential acquisitions. Actual results could differ materially and adversely from those projected in the forward- looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, the rate of introduction and market acceptance of the Company’s products, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Additional risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005

Sales	$10,416	$9,131	$37,029	$32,810
Cost of sales	5,343	4,735	18,854	17,922

Gross profit	5,073	4,396	18,175	14,888

Operating expenses:
Research and development	1,058	1,100	4,195	4,509
Sales, general and administrative	3,323	3,003	12,171	11,455

Total operating expenses	4,381	4,103	16,366	15,964

Income (loss) from operations	692	293	1,809	(1,076)
Interest and other income, net	115	107	528	319

Income (loss) before income taxes	807	400	2,337	(757)
Benefit from (provision for) income taxes	(426)	(198)	(666)	355

Net income (loss)	$381	$202	$1,671	($402)

Net income (loss) per common share — basic	$0.05	$0.03	$0.23	($0.06)

Net income (loss) per common share — diluted	$0.05	$0.03	$0.21	($0.06)

Shares used in per common share basic calculations	7,501	7,288	7,405	7,200

Shares used in per common share diluted calculations	8,144	7,528	7,880	7,200

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	January 1,
	2005	2005
Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$12,655	$10,381
Available-for-sale securities	8,779	3,323
Accounts receivable, net	6,589	7,404
Inventories	8,594	8,922
Prepaids and other current assets	885	814
Current deferred income taxes	1,415	1,808

Total current assets	38,917	32,652

Long term portion of available-for-sale securities	—	4,324
Property and equipment, net	1,114	852
Deferred income taxes	1,073	1,265

Total assets	$41,104	$39,093

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,094	$1,233
Accrued expenses	4,421	5,167
Deferred revenue	1,072	910

Total liabilities	6,587	7,310

Stockholders’ Equity:
Common stock	76	74
Additional paid-in capital	26,334	25,281
Accumulated other comprehensive loss	(27)	(35)
Treasury stock	(430)	(430)
Retained earnings	8,564	6,893

Total stockholders’ equity	34,517	31,783

Total liabilities and stockholders’ equity	$41,104	$39,093